THE NEVIS FUND, INC.

                       STATEMENT OF ADDITIONAL INFORMATION

                               September 28, 2005
                       As supplemented on October 5, 2005

This Statement of Additional Information is not a prospectus but provides additional information that should be read in conjunction with The Nevis Fund, Inc.'s (the Fund) prospectus dated September 28, 2005 including any supplements thereto. The Fund's annual report (including financial statements for the fiscal year ended May 31, 2005) is incorporated by reference. To obtain additional copies of the prospectus or the annual report, please call toll-free at (877) 44-NEVIS.

The Fund's audited financial statements and the notes thereto and the report of the Independent Registered Public Accounting Firm dated June 20, 2005 for the fiscal year ended May 31, 2005, relating to the financial statements and financial highlights of the Fund are incorporated by reference herein. A copy of the Fund's 2005 Annual Report to Shareholders must accompany delivery of this Statement of Additional Information.

                                TABLE OF CONTENTS

GENERAL INFORMATION.......................................................S-2

THE FUND'S INVESTMENTS AND STRATEGIES.....................................S-2

PORTFOLIO TRANSACTIONS AND BROKERAGE.....................................S-10

PORTFOLIO HOLDINGS.......................................................S-11

PURCHASING AND SELLING FUND SHARES.......................................S-11

TAXATION.................................................................S-12

FUND MANAGEMENT..........................................................S-15

PORTFOLIO MANAGERS.......................................................S-21

DESCRIPTION OF CAPITAL STOCK.............................................S-22

TRANSFER AGENT...........................................................S-22

CUSTODIAN................................................................S-22

LEGAL COUNSEL............................................................S-23

EXPERTS..................................................................S-23

APPENDIX..................................................................A-1

NEV-SX-001-0200


                     Brown Investment Advisory Incorporated
                               Investment Adviser

                               GENERAL INFORMATION

The Nevis Fund, Inc. is an open-end, non-diversified management investment company. Under the rules and regulations of the Securities and Exchange Commission (SEC), all mutual funds are required to furnish prospective investors with certain information regarding the activities of the fund being considered for investment. Important information concerning the Fund is included in the prospectus, which may be obtained without charge from the Fund. Some of the information required to be in this Statement of Additional Information (SAI) is also included in the prospectus. To avoid unnecessary repetition, references are made to related sections of the prospectus.

The Fund was incorporated under the laws of the State of Maryland on February 20, 1998. The name "Nevis" has been licensed to the Fund by Nevis Capital Management LLC (formerly, Nevis Capital Management, Inc.), the Fund's investment adviser prior to October 1, 2005.

The Fund filed a registration statement with the SEC registering itself as an open-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the 1940 Act), and registering an indefinite number of shares of the Fund under the Securities Act of 1933, as amended (the Securities Act). The Fund's prospectus and this SAI, which constitute part of the registration statement, do not contain all the information set forth in the registration statement, and the exhibits and schedules to the registration statement filed with the SEC. Copies of the registration statement, including those items omitted from this SAI, may be examined and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington DC 20549 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The SEC also maintains a Web site (http://www.sec.gov) which contains the registration statement and other information regarding the Fund.

                      THE FUND'S INVESTMENTS AND STRATEGIES

The following information supplements, and should be read in conjunction with, the discussion in the prospectus of the Fund's investments and strategies.

FOREIGN INVESTMENTS

The Fund may invest in foreign securities denominated in foreign currencies. Foreign investments can involve significant risks in addition to the risks inherent in U.S. investments. The value of securities denominated in or indexed to foreign currencies, and of dividends and interest from such securities, can change significantly when foreign currencies strengthen or weaken relative to the U.S. dollar. Foreign securities markets generally have less trading volume and less liquidity than U.S. markets, and prices on some foreign markets can be highly volatile. Many foreign countries lack uniform accounting and disclosure standards comparable to those applicable to U.S. companies, and it may be more difficult to obtain reliable information regarding an issuer's financial condition and operations. In addition, the costs of foreign investing, including withholding taxes, brokerage commissions, and custodial costs, are generally higher than for U.S. investments.

Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers, brokers, and securities markets may be subject to less government supervision. Foreign security trading practices, including those involving the release of assets in advance of payment, may involve increased risks in the event of a failed trade or the insolvency of a broker-dealer, and may involve substantial delays. It may also be difficult to enforce legal rights in foreign countries.

Investing abroad also involves different political and economic risks. Foreign investments may be affected by actions of foreign governments adverse to the interests of U.S. investors, including the possibility of expropriation or nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government intervention. There may be a greater possibility of default by foreign governments or foreign government-sponsored enterprises. Investments in foreign countries also involve a risk of local political, economic or social instability, military action or unrest, or adverse diplomatic developments. There is no assurance that the Fund's investment adviser will be able to anticipate these potential events or counter their effects.

HEDGING STRATEGIES

FUTURES TRANSACTIONS. The Fund may use futures contracts and options on such contracts for bona fide hedging purposes within the meaning of regulations promulgated by the Commodity Futures Trading Commission (CFTC). The Fund may also establish positions for other purposes provided that the aggregate initial margin and premiums required to establish such positions will not exceed 5% of the liquidation value of the Fund after taking into account unrealized profits and unrealized losses on any such instruments.

FUTURES CONTRACTS. When the Fund purchases a futures contract, it agrees to purchase a specified underlying instrument at a specified future date. When the Fund sells a futures contract, it agrees to sell the underlying instrument at a specified future date. The price at which the purchase and sale will take place is fixed when the Fund enters into the contract. Some currently available futures contracts are based on specific securities, such as U.S. Treasury bonds or notes, and some are based on indices of securities prices, such as the S&P 500 Index. A futures contract can be held until its delivery date, or can be closed out prior to its delivery date if a liquid secondary market is available.

The value of a futures contract tends to increase and decrease in tandem with the value of its underlying instrument. Therefore, purchasing futures contracts will tend to increase the Fund's exposure to positive and negative price fluctuations in the underlying instrument, much as if it had purchased the underlying instrument directly. When the Fund sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market. Selling futures contracts, therefore, will tend to offset both positive and negative market price changes, much as if the underlying instrument had been sold.

The Fund does not intend to enter into financial futures contracts during the current fiscal year.

FUTURES MARGIN PAYMENTS. The purchaser or seller of a futures contract is not required to deliver or pay for the underlying instrument unless the contract is held until the delivery date. However, both the purchaser and seller are required to deposit "initial margin" with a futures broker, known as a futures commission merchant (FCM), when the contract is entered into. Initial margin deposits are typically equal to a percentage of the contract's value. If the value of either party's position declines, that party will be required to make additional "variation margin" payments to settle the change in value on a daily basis. The party that has a gain may be entitled to receive all or a portion of this amount. Initial and variation margin payments do not constitute purchasing securities on margin for purposes of the Fund's investment limitations. In the event of the bankruptcy of a FCM that holds margin on behalf of the Fund, the Fund may be entitled to the return of margin owed to it only in proportion to the amount received by the FCM's other customers, potentially resulting in losses to the Fund.

PURCHASING PUT AND CALL OPTIONS RELATING TO SECURITIES OR FUTURES CONTRACTS. By purchasing a put option, the Fund obtains the right (but not the obligation) to sell the option's underlying instrument at a fixed price (strike price). In return for this right, the Fund pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indices of securities prices, and futures contracts. The Fund may terminate its position in a put option it has purchased by allowing it to expire or by exercising the option. If the option is allowed to expire, the Fund will lose the entire premium it paid. If the Fund exercises the option, it completes the sale of the underlying instrument at the strike price. The Fund may also terminate a put option position by closing it out in the secondary market at its current price, if a liquid secondary market exists.

The buyer of a typical put option can expect to realize a gain if the price of the underlying security falls substantially. However, if the underlying instrument's price does not fall enough to offset the cost of purchasing the option, a put-buyer can expect to suffer a loss (limited to the amount of the premium paid, plus related transaction costs).

The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the underlying instrument at the option's strike price. A call-buyer typically attempts to participate in potential price increases of the underlying instrument with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if the price of the underlying instrument does not rise sufficiently to offset the cost of the option.

The Fund does not intend to purchase options on financial futures contracts during the current fiscal year.

WRITING PUT AND CALL OPTIONS. When the Fund writes a put option, it takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, the Fund assumes the obligation to pay the strike price for the option's underlying instrument if the other party to the option chooses to exercise it. When writing an option on a futures contract the Fund will be required to make margin payments to a FCM as described above for futures contracts. The Fund may seek to terminate its position in a put option it writes before exercise by closing out the option in the secondary market at its current price. If the secondary market is not liquid for a put option the Fund has written, however, the Fund must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes, and must continue to set aside assets to cover its position.

If the price of the underlying instrument rises, a put-writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If the price of the underlying instrument remains the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If the price of the underlying instrument falls, the put-writer would expect to suffer a loss. This loss should be less than the loss from purchasing the underlying instrument directly, however, because the premium received for writing the option should mitigate the effects of the decline.

Writing a call option obligates the Fund to sell or deliver the option's underlying instrument, in return for the strike price, upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing a call option is generally a profitable strategy if prices remain the same or fall. Through receipt of the option premium, a call-writer mitigates the effects of a price decline. At the same time, because a call-writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call-writer gives up some ability to participate in security price increases.

COMBINED POSITIONS. The Fund may purchase and write options in combination with each other, or in combination with futures contracts or forward contracts, to adjust the risk and return characteristics of the overall position. For example, the Fund may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower strike price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized contracts available will not match the Fund's current or anticipated investments exactly. The Fund may invest in options and futures contracts based on securities with different issuers, maturities or other characteristics than those of the securities in which it typically invests - for example, by hedging intermediate-term securities with a futures contract on an index of long-term bond prices, or by hedging stock holdings with a futures contract on a broad-based stock index such as the S&P 500 Index - which involves a risk that the options or futures position will not track the performance of the Fund's other investments. Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the Fund's investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect the price of the underlying security the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in the trading of options, futures and securities, or from imposition of daily price fluctuation limits or trading halts. The Fund may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the Fund's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or may result in losses that are not offset by gains in other investments.

LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance that a liquid secondary market will exist for any particular options or futures contract at any particular time. Options may have relatively-low trading volume and liquidity if their strike prices are not close to the underlying instrument's current price. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts, and may halt trading if the price of an option or futures contract moves upward or downward more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for the Fund to enter into new positions or close out existing positions. If the secondary market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and potentially could require the Fund to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the Fund's access to other assets held to cover its options or futures positions could also be impaired.

OTC OPTIONS. Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size and strike price, the terms of over-the-counter (OTC) options (options not traded on exchanges) generally are established through negotiation with the other party to the option. While this type of arrangement allows the Fund greater flexibility to tailor an option to its needs, OTC options generally involve greater credit risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges upon which they are traded. OTC options for which no liquid secondary market exists will be subject to the Fund's policy regarding investing in illiquid and restricted securities. See "Illiquid and Restricted Securities" below.

OPTIONS AND FUTURES CONTRACTS RELATING TO FOREIGN CURRENCIES. Currency futures contracts are similar to forward currency exchange contracts, except that they are traded on exchanges (and have margin requirements) and are standardized as to contract size and delivery date. Most currency futures contracts call for payment or delivery in U.S. dollars. The underlying instrument of a currency option may be a foreign currency, which generally is purchased or delivered in exchange for U.S. dollars, or may be a futures contract. The purchaser of a currency call option obtains the right to purchase the underlying currency, and the purchaser of a currency put option obtains the right to sell the underlying currency.

The uses and risks of currency options and futures contracts are similar to options and futures contracts relating to securities or securities indices, as discussed above. The Fund may purchase and sell currency futures and may purchase and write currency options to increase or decrease its exposure to different foreign currencies. The Fund may also purchase and write currency options in conjunction with each other or with currency futures or forward contracts. Currency futures and option values can be expected to correlate with exchange rates, but may not reflect other factors that affect the value of the Fund's investments. A currency hedge, for example, should protect a yen-denominated security from a decline in the yen, but will not protect the Fund against a price decline resulting from deterioration in the issuer's creditworthiness. Because the value of the Fund's foreign-denominated investments changes in response to many factors other than exchange rates, it may not be possible to match exactly the amount of currency options and futures held by the Fund to the value of its investments over time.

ASSET COVERAGE FOR FUTURES AND OPTIONS POSITIONS. The Fund will comply with guidelines established by the SEC with respect to coverage of options and futures strategies by mutual funds, and if the guidelines so require, will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures or option position is outstanding, unless they are replaced with other appropriate liquid assets. As a result, there is a possibility that segregation of a large percentage of the Fund's assets could impede portfolio management or the Fund's ability to meet redemption requests or other current obligations.

ILLIQUID AND RESTRICTED SECURITIES

The Fund may invest up to 15% of the value of its net assets, measured at the time of investment, in illiquid securities. Both restricted securities (other than Rule 144A securities that are deemed to be liquid as discussed below), which may not be resold to the public without registration under the Securities Act, and securities that, due to their market or the nature of the security have no readily available market for their disposition, are considered to be not readily marketable or "illiquid." Limitations on resale and marketability may have the effect of preventing the Fund from disposing of a security at the time desired or at a reasonable price. In addition, in order to resell a restricted security, the Fund might have to bear the expense and incur the delays associated with registration. In purchasing illiquid securities, the Fund does not intend to engage in underwriting activities, except to the extent the Fund may be deemed to be a statutory underwriter under the Securities Act in purchasing or selling such securities. Illiquid securities will be purchased for investment purposes only and not for the purpose of exercising control or management of other companies.

In recent years, a large institutional market has developed for certain securities that are not registered under the Securities Act. Institutional investors generally will not seek to sell these instruments to the general public, but instead will often depend on an efficient institutional market in which such unregistered securities can readily be resold or on an issuer's ability to honor a demand for repayment. Therefore, the fact that there are contractual or legal restrictions on resale to the general public or certain institutions is not dispositive of the liquidity of these investments.

Rule 144A under the Securities Act establishes a "safe harbor" from the registration requirements of the Securities Act for resales of certain securities to qualified institutional buyers. The Fund may invest in Rule 144A securities, which are restricted securities and which may or may not be readily marketable. Rule 144A securities are readily marketable if institutional markets for the securities develop pursuant to Rule 144A and provide both readily ascertainable values for the securities and the ability to liquidate the securities when liquidation is deemed necessary or advisable. However, an insufficient number of qualified institutional buyers interested in purchasing a Rule 144A security held by the Fund could adversely affect the marketability of the security. In such an instance, the Fund might be unable to dispose of the security promptly or at a reasonable price.

Securities eligible for resale pursuant to Rule 144A will not be subject to the Fund's limitations on investing in securities that are not readily marketable, provided that the Fund's investment adviser determines that a liquid market exists for such securities under guidelines adopted and monitored by the Fund's board of directors. In making this determination, the investment adviser will consider the following factors, among others: (1) the unregistered nature of a Rule 144A security; (2) the frequency of trades and quotes for the security; (3) the number of dealers willing to purchase or sell the security and the number of additional potential purchasers; (4) dealer undertakings to make a market in the security; and (5) the nature of the security and the nature of market place trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfers).

INVESTMENT COMPANY SHARES

The Fund may invest up to 10% of its total assets in shares of other investment companies that invest exclusively in those securities in which the Fund may invest directly. These investment companies typically incur fees that are separate from those fees incurred directly by the Fund. The Fund's purchase of such investment company securities results in the layering of expenses, such that shareholders would indirectly bear a proportionate share of the operating expenses of such investment companies, including advisory fees, in addition to paying Fund expenses. Under applicable regulations, the Fund is prohibited from acquiring the securities of another investment company if, as a result of such acquisition: (1) the Fund owns more than 3% of the total voting stock of the other company; (2) securities issued by any one investment company represent more than 5% of the Fund's total assets; or (3) securities (other than treasury stock) issued by all investment companies represent more than 10% of the total assets of the Fund.

MONEY MARKET INSTRUMENTS

From time to time the Fund may purchase high quality, short-term debt securities, commonly known as money market instruments. These securities include U.S. government securities, obligations of U.S. commercial banks and commercial paper. U.S. government securities include direct obligations of the U.S. government, which consist of bills, notes and bonds issued by the U.S. Treasury, and obligations issued by agencies of the U.S. government which, while not direct obligations of the U.S. government, are either backed by the full faith and credit of the United States or are guaranteed by the U.S. Treasury or supported by the issuing agency's right to borrow from the U.S. Treasury.

The obligations of U.S. commercial banks include certificates of deposit and bankers' acceptances. Certificates of deposit are negotiable interest-bearing instruments with a specific maturity. Certificates of deposit are issued by banks in exchange for the deposit of funds and normally can be traded in the secondary market prior to maturity. Bankers' acceptances typically arise from short-term credit arrangements designed to enable businesses to obtain funds to finance commercial transactions. Generally, an acceptance is a time draft drawn on a bank by an exporter or importer to obtain a stated amount of funds to pay for specific merchandise. The draft is then "accepted" by a bank that, in effect, unconditionally guarantees to pay the face value of the instrument on its maturity date. The acceptance may then be held by the accepting bank as an earning asset or it may be sold in the secondary market at the going rate of discount for a specific maturity. Although maturities for acceptances can be as long as 270 days, most acceptances have maturities of six months or less.

Commercial paper consists of short-term (usually from two to 270 days) unsecured promissory notes issued by corporations to finance their current operations. A variable amount master demand note (which is a type of commercial paper) represents a direct borrowing arrangement involving periodically fluctuating rates of interest under a letter agreement between a commercial paper issuer and an institutional lender pursuant to which the lender may determine to invest in varying amounts.

REPURCHASE AGREEMENTS

The Fund may enter into repurchase agreements with financial institutions, such as banks and broker-dealers, deemed by the Fund's investment adviser to be creditworthy under criteria established by the board of directors. A repurchase agreement is a short-term investment in which the purchaser (I.E., the Fund) acquires ownership of a debt security and the seller agrees to repurchase the obligation at a future time and set price, usually not more than seven days from the date of purchase, thereby determining the yield during the purchaser's holding period. The value of the underlying securities will be at least equal at all times to the total amount of the repurchase obligation, including the interest factor. The Fund makes payment for such securities only upon physical delivery or evidence of book-entry transfer to the account of its custodian bank or its agent. The underlying securities, which in the case of the Fund must be issued by the U.S. Treasury, may have maturity dates exceeding one year. The Fund does not bear the risk of a decline in value of the underlying securities unless the seller defaults under its repurchase obligation. In the event of a bankruptcy or other default of a seller of a repurchase agreement, the Fund could experience both delays in liquidating the underlying securities and loss including (a) possible decline in the value of the underlying security while the Fund seeks to enforce its rights thereto, (b) possible subnormal levels of income and lack of access to income during this period and (c) expenses of enforcing its rights.

REVERSE REPURCHASE AGREEMENTS

The Fund may enter into reverse repurchase agreements. In a reverse repurchase agreement, the Fund sells a portfolio instrument to another party, such as a bank or broker-dealer, in return for cash and agrees to repurchase the instrument at a particular price and time. While a reverse repurchase agreement is outstanding, the Fund will maintain appropriate liquid assets in a segregated custodial account to cover its obligation under the agreement. The Fund will enter into reverse repurchase agreements only with parties whose creditworthiness has been found satisfactory by the Fund's investment adviser. These transactions may increase fluctuations in the market value of the Fund's assets and may be viewed as a form of leverage.

SECURITIES LENDING

The Fund may lend securities to parties such as broker-dealers or institutional investors. The market value of loaned securities will not exceed one-third of the Fund's total assets. Securities lending allows the Fund to retain ownership of the securities loaned and, at the same time, to earn additional income. Since there may be delays in the recovery of loaned securities, or even a loss of rights in collateral supplied should the borrower fail financially, loans will be made only to parties whose creditworthiness has been reviewed and found satisfactory by the Fund's investment adviser.

It is the current view of the SEC that the Fund may engage in loan transactions only under the following conditions: (1) the Fund must receive 100% of collateral in the form of cash or cash equivalents (e.g., U.S. Treasury bills or notes) from the borrower; (2) the borrower must increase the collateral whenever the market value of the securities loaned (determined on a daily basis) rises above the value of the collateral; (3) after giving notice, the Fund must be able to terminate the loan at any time; (4) the Fund must receive reasonable interest on the loan or a flat fee from the borrower, as well as amounts equivalent to any dividends, interest, or other distributions on the securities loaned and to any increase in market value; (5) the Fund may pay only reasonable custodian fees in connection with the loan; and (6) the Fund must be able to vote proxies on the securities loaned, either by terminating the loan or by entering into an alternative arrangement with the borrower. Cash received through loan transactions may be invested in any security in which the Fund is authorized to invest. Investing this cash subjects that investment, as well as the security loaned, to market forces (I.E., capital appreciation or depreciation).

The Fund does not intend to lend portfolio securities during the current fiscal year.

SHORT SALES

A short sale is a sale of stock that one does not own. The short seller expects the market price of the security to fall, enabling him to purchase, at a lower price, shares to be delivered against the sale. A short sale against the box is a form of short sale in which the seller owns a sufficient number of shares to cover the sale, but borrows from a broker or other person the shares to be delivered against the sale. The seller may elect to replace the borrowed stock with shares purchased in the open market or with shares already owned.

The Fund may enter into short sales against the box with respect to securities it owns, or with respect to stocks underlying its convertible bond holdings. For example, if the Fund's investment adviser anticipates a decline in the price of the stock underlying a convertible security it holds, the Fund may sell the stock short. If the stock price substantially declines, the proceeds of the short sale could be expected to offset all or a portion of the effect of the stock's decline on the value of the convertible security.

When the Fund enters into a short sale against the box, it will be required to set aside securities equivalent in kind and amount to those sold short (or securities convertible or exchangeable into such securities) and will be required to continue to hold them while the short sale is outstanding. The Fund will incur transaction costs, including interest expense, in connection with opening, maintaining and closing short sales against the box.

THE FUND'S RIGHTS AS A SHAREHOLDER

The Fund does not intend to direct or administer the day-to-day operations of any company whose shares it holds. However, the Fund may exercise its rights as a shareholder and may communicate its views on important matters of policy to management, the board of directors and shareholders of a company when the Fund's investment adviser determines that such matters could have a significant effect on the value of the Fund's investment in the company. The activities that the Fund may engage in, either individually or in conjunction with other shareholders, may include, among others: supporting or opposing proposed changes in a company's corporate structure or business activities; seeking changes in a company's board of directors or management; seeking changes in a company's direction or policies; seeking the sale or reorganization of the company or a portion of its assets; or supporting or opposing third-party takeover efforts. This area of corporate activity is increasingly prone to litigation and it is possible that the Fund could be involved in lawsuits related to such activities. The Fund's investment adviser will monitor such activities with a view to mitigating, to the extent possible, the risk of litigation against the Fund and the risk of actual liability if the Fund is involved in litigation. There is no guarantee, however, that litigation against the Fund will not be undertaken or liabilities incurred.

The Fund has delegated proxy voting responsibilities to the investment adviser, subject to the Fund's board of directors' general oversight. In delegating proxy voting responsibilities, the Fund has directed that proxies be voted consistent with the Fund's best economic interests. The investment adviser has adopted its own proxy voting guidelines which address, among other things, conflicts of interest that may arise between the interests of the Fund and the interests of the investment adviser and/or its affiliates. The investment adviser's proxy voting guidelines are provided in the Appendix of this SAI.

WARRANTS

Warrants are securities that give the Fund the right to purchase equity securities from an issuer at a specific price (the strike price) for a limited period of time. The strike price of a warrant is typically much lower than the current market price of the underlying securities, yet a warrant is subject to greater price fluctuations. As a result, warrants may be more volatile investments than the underlying securities and may offer greater potential for capital appreciation as well as capital loss.

Warrants do not entitle a holder to dividends or voting rights with respect to the underlying securities and do not represent any rights in the assets of the issuing company. Also, the value of the warrant does not necessarily change with the value of the underlying securities and a warrant ceases to have value if it is not exercised prior to the expiration date. These factors can make warrants more speculative than other types of investments.

INVESTMENT RESTRICTIONS

The Fund's investment strategies are subject to a number of restrictions that reflect self-imposed standards as well as regulatory limitations. The investment restrictions recited below are in addition to those described in the Fund's prospectus.

Investment restrictions which are designated as matters of fundamental policy may only be changed with the approval of a "majority of the outstanding voting securities" of the Fund. Under the 1940 Act, the vote of a majority of the outstanding voting securities of a company means the vote of, at an annual or a special meeting of the security holders of the company duly called, (i) 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (ii) more than 50% of the outstanding voting securities of such company, whichever is the less.

       The Fund may not as a matter of fundamental policy:

       (1)  Issue senior securities, except as permitted under the 1940 Act;

       (2) Effect short sales of securities or sell any security which it does not own unless by virtue of its ownership of other securities it has, at the time of sale, a right to obtain securities, without payment of further consideration, equivalent in kind and amount to the securities sold and, provided that if such right is conditional, the sale is made upon the same conditions; or purchase securities on margin (but the Fund may obtain such short-term credits as may be necessary for the clearance of transactions);

       (3) Borrow money, except that the Fund may borrow money for temporary or emergency purposes in an amount not exceeding 33 1/3% of the value of its total assets (including the amount borrowed) less liabilities (other than borrowings);

       (4) Act as an underwriter of securities within the meaning of the U.S. federal securities laws, except insofar as it might be deemed to be an underwriter upon disposition of certain portfolio securities acquired within the limitation on purchases of illiquid securities;

       (5) Purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Fund's total assets would be invested in the securities of companies whose principal business activities are in the same industry;

       (6) Purchase or sell real estate, provided that the Fund may invest in securities of companies in the real estate industry and may purchase securities secured or otherwise supported by interests in real estate;

       (7) Purchase or sell commodities or commodities contracts, provided that the Fund may invest in financial futures and options on such futures; or

       (8) Make loans, except that the Fund may lend portfolio securities in accordance with its investment policies and may enter into, purchase or invest in repurchase agreements, debt instruments or other securities, whether or not the purchase is made upon the original issuance of the securities.

The following investment restrictions are not fundamental policies and may be changed by the Fund's board of directors without shareholder approval. The Fund will not as a matter of operating policy:

       (i) Borrow money, except that the Fund may borrow money for temporary or emergency purposes in an amount not exceeding 10% of the value of its total assets at the time of such borrowing, provided that, while borrowings by the Fund equaling 5% or more of its total assets are outstanding, the Fund will not purchase securities for investment;

       (ii) Invest in shares of any other investment company registered under the 1940 Act, except as permitted by federal law;

       (iii) Invest for the purpose of exercising control or management; or

       (iv)  Invest more than 20% of its total assets in foreign securities.

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

The Fund's investment adviser is responsible for decisions to buy and sell securities for the Fund, for the selection of brokers and dealers to execute securities transactions and for negotiation of commission rates. Purchases and sales of securities on a securities exchange will be effected through broker-dealers which charge a commission for their services. The investment adviser may direct purchase and sale orders to any registered broker-dealer. In the over-the-counter market, transactions are sometimes effected on a "net" basis with dealers acting as principal for their own accounts without charging a stated commission, although the price of the security usually includes a profit to the dealer based on the spread between the bid and asked price for the security. The prices of securities purchased from underwriters include a commission or concession paid by the issuer to the underwriter. On occasion, certain money market instruments may be purchased directly from an issuer without payment of a commission or concession.

The investment adviser's primary consideration in effecting securities transactions is to obtain the most favorable price and execution of orders on an overall basis. As described below, the investment adviser may, in its discretion, effect agency transactions with broker-dealers that furnish research deemed by the investment adviser to be beneficial to the Fund's investment program. Certain research services furnished by broker-dealers may be useful to the investment adviser with clients other than the Fund. Similarly, any research services received by the investment adviser through placement of portfolio transactions of other clients may be of value to the investment adviser in fulfilling its obligations to the Fund. No specific value can be determined for research services furnished without cost to the investment adviser by a broker-dealer. The Fund's investment adviser is of the opinion that because the material must be analyzed and reviewed by its staff, its receipt does not tend to reduce expenses, but may be beneficial in supplementing the investment adviser's research and analysis. Therefore, it may tend to benefit the Fund by improving the investment adviser's investment advice.

The Fund may not always pay the lowest commission or spread available. Rather, in determining the amount of commissions (including certain dealer spreads) paid in connection with securities transactions, the investment adviser takes into account factors such as size of the order, difficulty of execution, efficiency of the executing broker's facilities (including the research services described below) and any risk assumed by the executing broker.

The investment adviser manages other investment accounts. It is possible that, at times, identical securities will be acceptable for the Fund and one or more of such other accounts; however, the position of each account in the securities of the same issuer may vary and the length of time that each account may choose to hold its investment in such securities may likewise vary. The timing and amount of purchase by each account will also be determined by its cash position. If the purchase or sale of securities consistent with the investment policies of the Fund or one or more of these accounts is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the investment adviser.

The allocation of orders among broker-dealers and the commission rates paid by the Fund will be reviewed periodically by the board of directors. The foregoing policy under which the Fund may pay higher commissions to certain broker-dealers is only applicable to transactions effected on an agency or riskless principal basis.

For the fiscal years ended May 31, 2003, 2004 and 2005, the Fund paid brokerage commissions of $133,843, $222,656 and $50,084 respectively. The Fund is required to identify any securities of its "regular brokers or dealers" (as such term is defined in the 1940 Act) which the Fund has acquired during its most recent fiscal year. As of May 31, 2005, the Fund held $535,036 of money market instruments with SEI Investments.

                               PORTFOLIO HOLDINGS

The Board of Directors has approved a policy and procedures that govern the timing and circumstances regarding the disclosure of Fund portfolio holdings information to shareholders and third parties. This policy and the accompanying procedures are designed to ensure that disclosure of information regarding a Fund's portfolio securities is in the best interests of Fund shareholders and to address conflicts between the interests of a Fund's shareholders, on the one hand, and those of a Fund's investment adviser, principal underwriter or any affiliated person of a Fund, its investment adviser, or its principal underwriter, on the other. Pursuant to such procedures, the Board has authorized the chief compliance officer ("CCO") of the Fund's investment adviser to authorize the release of a Fund's portfolio holdings, as necessary, in conformity with the foregoing principles. The CCO reports quarterly to the Board regarding the implementation of such policies and procedures.

Pursuant to applicable law, the Fund is required to disclose its complete portfolio holdings quarterly, within 60 days of the end of each fiscal quarter (currently, each March 31, June 30, September 30, and December 31). The Fund discloses a complete schedule of investments in each Semi-Annual Report and Annual Report to Fund shareholders or, following the first and third fiscal quarters, in quarterly holdings reports filed with the SEC on Form N-Q. Semi-Annual and Annual Reports are distributed to Fund shareholders. Quarterly holdings reports filed with the SEC on Form N-Q are not distributed to Fund shareholders, but are available, free of charge, on the EDGAR database on the SEC's website at WWW.SEC.GOV.

In addition, the Fund's service providers, such as the Custodian, Administrator and Transfer Agent, may receive portfolio holdings information in connection with their services to the Fund.

Currently, the Fund does not have arrangements (other than those above) to provide additional disclosure of portfolio holdings information to third parties. The Fund requires any third party receiving non-public holdings information to enter into a confidentiality agreement with the Fund or the Fund's investment adviser.

No compensation or other consideration is paid to or received by any party in connection with the disclosure of portfolio holdings information, including the Fund, its investment adviser, and its affiliates or recipient of the Fund's portfolio holdings information.

                       PURCHASING AND SELLING FUND SHARES

CALCULATION OF NET ASSET VALUE

The Fund's net asset value per share is determined as of the close of regular trading hours on the New York Stock Exchange (the NYSE), which is normally 4:00 p.m. (Eastern time), on each weekday except days when the NYSE is closed (a Business Day). The NYSE is open for business on all weekdays except for the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Portfolio securities traded on a national exchange on the valuation date are valued at the last quoted sale price. Exchange traded securities for which there have been no reported sales on the valuation date and securities traded primarily in the over-the-counter market are valued at the last quoted bid prices. Securities listed on NASDAQ are valued using the NASDAQ Official Closing Price. Securities or other assets for which market quotations are not readily available or may be unreliable are valued at their fair value as determined in good faith under procedures established and monitored by the Fund's board of directors. These procedures may include the use of an independent pricing service which calculates prices based upon yields or prices of securities of comparable quality, coupon, maturity and type; indications as to value from dealers; and general market conditions. Debt obligations with maturities of 60 days or less are valued at amortized cost.

SELLING SHARES

The Fund may suspend the right of redemption or postpone the date of payment during any period when (a) trading on the NYSE is restricted by applicable rules and regulations of the SEC; (b) the NYSE is closed for other than customary weekend and holiday closings; (c) the SEC has by order permitted such suspension; or (d) an emergency exists as determined by the SEC so that valuation of the net assets of the Fund is not reasonably practicable.

Under normal circumstances, the Fund will redeem shares as described in the prospectus. However, if the Fund's board of directors determines that it would be in the best interests of the remaining shareholders to make payment of the redemption price in whole or in part by a distribution in kind of portfolio securities in lieu of cash, in conformity with applicable rules of the SEC, the Fund will make such distributions in kind. If shares are redeemed in kind, the redeeming shareholder will incur brokerage costs in later converting the assets into cash. The method of valuing portfolio securities is described under "Calculation of Net Asset Value" and such valuation will be made as of the same time the redemption price is determined. The Fund has elected to be governed by Rule 18f-1 under the 1940 Act pursuant to which the Fund is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund during any 90-day period for any one shareholder.

The Fund may cause the redemption of a share account with a balance of less than $10,000, provided that (1) the value of the account has been reduced for reasons other than market action below the minimum initial investment in such shares at the time the account was established, (2) the account has remained below the minimum level for 60 days, and (3) 60 days' prior written notice of the proposed redemption has been sent to the shareholder. Shares will be redeemed at the net asset value on the date fixed for redemption by the Fund. Prompt payment will be made by mail to the last known address of the shareholder.

GENERAL INFORMATION

The Fund and its distributor reserve the right to reject any purchase order and to suspend the offering of shares of the Fund. The Fund reserves the right to vary the minimums for initial and subsequent investments in the Fund's shares at any time. In addition, the Fund may waive the minimum investment requirement for any investor. The factors to be considered in the waiver or variation of such minimum investments include, but are not limited to, the relationship of the investor to the Fund, the amount of the proposed investment, and the type of investor.

                                    TAXATION

The following is only a summary of certain additional federal income tax considerations generally affecting the Fund and its shareholders. No attempt is made to present a detailed explanation of the federal, state or local tax treatment of the Fund or its shareholders, and the discussion here and in the prospectus is not intended as a substitute for careful tax planning.

The following discussion of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the Code), and the regulations issued thereunder as in effect on the date of this SAI. New legislation, as well as administrative changes, or court decisions, may significantly change the conclusions expressed herein, and may have a retroactive effect with respect to the transactions contemplated herein.

The Fund expects to qualify as a regulated investment company (RIC) under Subchapter M of the Code. In order to qualify as a RIC for any taxable year, the Fund must derive at least 90% of its gross income from dividends, interest, certain payments with respect to securities loans and gains from the sale or other disposition of stock, securities or foreign currencies and other income

(including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies, and net income derived from an interest in a qualified publicly traded partnership (the Income Requirement). In addition, at the close of each quarter of the Fund's taxable year, (1) at least 50% of the value of its assets must consist of cash and cash items, U.S. government securities, securities of other RICs, and securities of other issuers (as to which the Fund has not invested more than 5% of the value of its total assets in securities of such issuer and as to which the Fund does not hold more than 10% of the outstanding voting securities of such issuer), and (2) no more than 25% of the value of its total assets may be invested in the securities of any one issuer (other than U.S. government securities and securities of other RICs), the securities (other than the securities of other RICs) of two or more issuers that the Fund controls and that are engaged in the same or similar trades or businesses or related trades or businesses, or the securities of one or more qualified publicly traded partnerships (the Asset Diversification Test). Generally, the Fund will not lose its status as a RIC if it fails to meet the Asset Diversification Test solely as a result of a fluctuation in value of portfolio assets not attributable to a purchase.

So long as the Fund otherwise qualifies under Subchapter M of the Code for a tax year, the Fund is not subject to federal income tax on its taxable net investment income and net capital gains that it distributes to shareholders, provided generally that it distributes at least 90% of its investment company taxable income (net investment income and the excess of net short-term capital gains over net long-term capital loss) for the year (the Distribution Requirement) and complies with the other requirements of the Code described above.

If for any taxable year the Fund does not qualify as a RIC, all of its taxable income will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions generally will be taxable as ordinary dividends to the extent of the Fund's current and accumulated earnings and profits. However, in the case of corporate shareholders, such dividend distributions generally will be eligible for the 70% dividends received deduction for "qualifying dividends," subject to certain limitations. In the case of individual shareholders, such dividend distribution generally will be eligible for the lower tax rates applicable to "qualified dividend income," subject to certain limitations. The board of directors reserves the right not to maintain the qualification of the Fund as a RIC if it determines such course of action to be beneficial to shareholders.

The Code imposes a nondeductible 4% excise tax on RICs that do not distribute in each calendar year an amount equal to 98% of their ordinary income for the calendar year plus 98% of their capital gains net income for the one- year period ending on October 31 of such calendar year. The balance of such income must be distributed during the next calendar year. For the foregoing purposes, a RIC will include in the amount distributed any amount taxed to the RIC as investment company taxable income or capital gains for any taxable year ending in such calendar year. The Fund intends to make sufficient distributions of its ordinary income and capital gains net income prior to the end of each calendar year to avoid liability for excise tax, but can give no assurances that its distributions will be sufficient to eliminate all taxes. However, the Fund may in certain circumstances liquidate portfolio investments in order to make sufficient distributions to avoid excise tax liability.

The Fund's transactions in futures contracts, options, and certain other investment activities (including investments in passive foreign investment companies (PFICs), may be subject to special tax rules. In a given case, these rules may accelerate income to the Fund, defer its losses, cause adjustments in the holding periods of the Fund's assets, convert short-term capital losses into long-term capital losses, or otherwise affect the character of the Fund's net income. These rules could therefore affect the amount, timing, and character of distributions to shareholders. The Fund will endeavor to make any available elections pertaining to these transactions in a manner believed to be in the best interest of the Fund and its shareholders.

Most foreign exchange gains realized on the sale of debt securities are treated as ordinary income by the Fund. Similarly, foreign exchange losses realized by the Fund on the sale of debt securities are generally treated as ordinary losses by the Fund. These gains when distributed will be taxable to shareholders as an ordinary dividend, and any losses will reduce the Fund's ordinary income otherwise available for distribution to shareholders. This treatment could increase or reduce the Fund's ordinary income distributions, and may cause some or all of the Fund's previously distributed income to be classified as a return of capital.

The Fund may be subject to foreign withholding taxes on income from certain of its foreign securities, which may reduce the return on such investments. It is not expected that the Fund will be able to pass-through to shareholders their pro rata share of foreign taxes paid by the Fund.

Any distributions by the Fund may be taxable to shareholders regardless of whether they are received in cash or additional shares. The Fund may derive capital gains and losses in connection with sales or other dispositions of its portfolio securities. Distributions of net short-term capital gains will be taxable to shareholders as ordinary income.

All or a portion of the net investment income distributions may be treated as qualified dividend income (eligible for the reduced maximum rate to individuals of 15% (5% for individuals in lower tax brackets)) to the extent that the Fund receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain foreign corporations (e.g., foreign corporations incorporated in a possession of the United States or in certain countries with a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States).

In order for some portion of the dividends received by a Fund shareholder to be qualified dividend income, a Fund must meet holding period and other requirements with respect to the dividend paying stocks in its portfolio, and the shareholder must meet holding period and other requirements with respect to the Fund's shares.

Distributions of net long-term capital gains, if any, are taxable to shareholders as long-term capital gains (at a maximum rate of 15%) regardless of how long the shareholder has held the Fund's shares. Capital gains distributions are not eligible for the dividends received deduction. The Fund will inform you of the amount of your ordinary income dividends, qualified dividend income, and capital gain distributions shortly after the close of each calendar year. Distributions of earnings and profits of the Fund other than distributions of net long-term capital gains or qualified dividend income are taxable to shareholders as ordinary income.

Absent further legislation, the maximum 15% rate on qualified dividend income and long-term capital gains will cease to apply to taxable years beginning after December 31, 2008.

Ordinarily, investors should include all dividends as income in the year of payment. However, dividends declared payable to shareholders of record in October, November or December of one year, but paid in January of the following year, will be deemed for tax purposes to have been received by the shareholder and paid by the Fund on December 31 of the year in which the dividends were declared.

Shareholders who have not held Fund shares for a full year should be aware that the Fund may designate and distribute, as ordinary income, or capital gain, a percentage of income that is not equal to the actual amount of such income earned during the period of investment in the Fund.

If the Fund's distributions exceed its taxable income and capital gains realized during a taxable year, all or a portion of the distributions made in the same taxable year may be recharacterized as a return of capital to shareholders. A return of capital distribution will generally not be taxable, but will reduce each shareholder's cost basis in the Fund and result in a higher reported capital gain or lower reported capital loss when those shares on which the distribution was received are sold.

Redemptions and exchanges of Fund shares are generally taxable transactions for federal and state income tax purposes. In general, if you hold your shares as a capital asset, gain or loss realized will be capital in nature and will be classified as long-term or short-term, depending on the length of time the shares have been held.

If capital gain distributions have been made with respect to shares of the Fund that are sold at a loss after being held for six months or less, then the loss is treated as a long-term capital loss to the extent of the capital gain distributions. Any gain or loss recognized on a sale, redemption or exchange of shares of the Fund by a shareholder who is not a dealer in securities generally will be treated as a long-term capital gain or loss if the shares have been held for more than 12 months and otherwise generally will be treated as a short-term capital gain or loss.

All or a portion of any loss realized upon the redemption of Fund shares will be disallowed to the extent that other shares in the Fund are purchased (through reinvestment of dividends or otherwise) within 30 days before or after a share redemption. Any loss disallowed under these rules will be added to the tax basis in the newly purchased shares.

The Fund will be required in certain cases to withhold, at the applicable tax withholding rate, and remit to the U.S. Treasury, the amount of tax withheld on distributions payable to any shareholder who: (i) has provided the Fund either an incorrect tax identification number or no number at all; (ii) is subject to backup withholding by the Internal Revenue Service (IRS) for failure to properly report payments of interest or dividends; (iii) has failed to provide the Fund with the certifications required to be made to the IRS to document that such shareholder is not subject to backup withholding; or (iv) has failed to certify that he or she is a U.S. citizen or a U.S. resident alien.

Rules of state and local taxation of dividend and capital gains distributions from RICs and the ownership of shares of a RIC, often differ from the rules for federal income taxation described above. Shareholders are urged to consult their tax advisors as to the consequences of these and other state and local tax rules affecting an investment in the Fund and also as to the application of the rules set forth above to a shareholder's particular circumstances.

                                 FUND MANAGEMENT

DIRECTORS

BOARD RESPONSIBILITIES. The Fund's board of directors consists of five directors. The Fund's business is managed under the direction of its board of directors. The board meets on a regularly scheduled basis during the Fund's fiscal year to review significant developments affecting the Fund and to act on matters requiring board approval. The board of directors also holds special meetings when an important matter requires board action between scheduled meetings.

The Fund's charter requires the Fund to indemnify its directors and officers to the full extent permitted by Maryland law. Nothing in the charter or bylaws of the Fund protects any director (or officer) against any liability to the Fund or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

BOARD MEMBERS. The directors of the Fund, their ages, their length of term of office, and their principal occupations during the last five years are set forth below. Unless otherwise noted, the address of each director is 901 S. Bond Street, Suite 400, Baltimore, Maryland 21231.

--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
                                                                                      NUMBER OF
                                                                                     PORTFOLIOS
                                              TERM OF                                  IN FUND
                             POSITION(S)    OFFICE AND                                 COMPLEX
                              HELD WITH      LENGTH OF    PRINCIPAL OCCUPATION(S)    OVERSEEN BY    OTHER DIRECTORSHIPS
  NAME, ADDRESS AND AGE      REGISTRANT     TIME SERVED    DURING PAST FIVE YEARS     DIRECTOR       HELD BY DIRECTOR
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
INTERESTED DIRECTORS*
Joseph R. Hardiman          Director       Indefinite;    Retired; President and          1        Director, Brown Investment
901 S. Bond Street.                        Director       Chief Executive Officer                  Advisory Trust Co.,
Suite 400                                  since 1998     and a member of the                      Corvis Corporation (optical
Baltimore, MD 21231                                       Board of Directors and                   networks), SoundView
67                                                        the Executive                            Technology Group, Inc.
                                                          Committees of the                        (investment banking), Deutsche
                                                          National Association of                  Asset Management
                                                          Securities Dealers,                      Funds and ISI Family
                                                          Inc. and its                             of Funds
                                                          wholly-owned
                                                          subsidiary, The Nasdaq
                                                          Stock Market, Inc. from
                                                          September 1987 to
                                                          January 1997
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------

--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
                                                                                      NUMBER OF
                                                                                     PORTFOLIOS
                                              TERM OF                                  IN FUND
                             POSITION(S)    OFFICE AND                                 COMPLEX
                              HELD WITH      LENGTH OF    PRINCIPAL OCCUPATION(S)    OVERSEEN BY    OTHER DIRECTORSHIPS
  NAME, ADDRESS AND AGE      REGISTRANT     TIME SERVED    DURING PAST FIVE YEARS     DIRECTOR       HELD BY DIRECTOR
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
INDEPENDENT DIRECTORS

--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
Jon C. Baker                Senior Vice    Indefinite;    Managing Member, Nevis          1        N/A
1119 St. Paul St.           President      Director       Capital Management LLC
Baltimore, MD 21202         and Director   since 1998
41
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
Bailey Morris-Eck           Director       Indefinite;    Senior Associate of the         1        Director of
Good Fellowship Farm                       Director       Reuters Foundation and                   Reuters/Carnegie
3023 Black Rock Road                       since 1999     Director of                              Public Policy
Butler, MD 21023-1039                                     Reuters/Carnegie Public                  Series, Investment
61                                                        Policy Series; served                    Company of America,
                                                          as Vice President of                     AMF, AMCAP Fund,
                                                          the Brookings                            Inc. and American
                                                          Institution from April                   Funds Group
                                                          1997 through April
                                                          1999; served as a
                                                          Senior Advisor to the
                                                          U.S. President on
                                                          Economic Policy and
                                                          Summit Coordination
                                                          from 1994-1997
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
Charles E. Noell            Director       Director       General Partner of JMI          1        Director, Peregrine
1119 St. Paul St.                          since 1998     Equity Fund, L.P.                        Systems, Neon
Baltimore, MD 21202                                                                                Systems and
52                                                                                                 Transaction Systems
                                                                                                   Architects, Inc.
                                                                                                   (software companies)
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------
David R. Wilmerding, III    President      Indefinite;    Managing Member, Nevis          1        N/A
1119 St. Paul St.           and Director   Director       Capital Management LLC
Baltimore, MD 21202                        since 1998
44
--------------------------- -------------- -------------- ------------------------- -------------- ----------------------

* A Director who is deemed to be an "interested person" of the Fund as defined in the 1940 Act is referred to as an "Interested Director." Effective October 1, 2005, Mr. Hardiman may be considered to be an "interested person" of the Fund due to his ownership interest in Brown Advisory Holdings, Inc., a parent company of the investment adviser. Prior to October 1, 2005, Messrs. Baker and Wilmerding were considered to be "interested persons" of the Fund as they are Managing Members of Nevis Capital Management LLC, the Fund's investment adviser prior to October 1, 2005.

BOARD STANDING COMMITTEES. The board has established the following standing committees:

o AUDIT COMMITTEE. The board has a standing Audit Committee that is composed of each of the independent directors of the Fund. The Audit Committee operates under a written charter approved by the board. The principal responsibilities of the Audit Committee include: recommending which firm to engage as the Fund's independent auditor and whether to terminate this relationship; reviewing the independent auditor's compensation, the proposed scope and terms of its engagement, and the firm's independence; pre-approving audit and non-audit services provided by the Fund's auditor to the Fund and certain other affiliated entities; serving as a channel of communication between the independent auditor and the directors; reviewing the results of each external audit, including any qualifications in the independent auditor's opinion, any related management letter, management's responses to recommendations made by the independent auditor in connection with the audit, reports submitted to the Committee by the internal auditing department of the Fund's Administrator that are material to the Fund as a whole, if any, and management's responses to any such reports; reviewing the Fund's audited financial statements and considering any significant disputes between the Fund's management and the independent auditor that arose in connection with the preparation of those financial statements; considering, in consultation with the independent auditor and the Fund's senior internal accounting executive, if any, the independent auditor's report on the adequacy of the Fund's internal financial controls; reviewing, in consultation with the Fund's independent auditor, major changes regarding auditing and accounting principles and practices to be followed when preparing the Fund's financial statements; and other audit related matters. Messrs. Hardiman and Noell and Ms. Morris-Eck currently serve as members of the Audit Committee. The Audit Committee meets periodically, as necessary, and met three times in the most recently completed Fund fiscal year.

o FAIR VALUE PRICING COMMITTEE. The board has a standing Fair Value Pricing Committee that is composed of at least one independent director and various representatives of the Fund's service providers, as appointed by the board. The Fair Value Pricing Committee operates under procedures approved by the board. The principal responsibilities of the Fair Value Pricing Committee are to determine the fair value of securities for which current market quotations are not readily available. The Fair Value Pricing Committee's determinations are reviewed by the board. The Fair Value Pricing Committee meets periodically, as necessary, and did not meet in the most recently completed Fund fiscal year.

FUND SHARES OWNED BY BOARD MEMBERS. The following table shows the dollar amount range of each director's "beneficial ownership" of shares of the Fund as of the end of the most recently completed calendar year. Dollar amount ranges disclosed are established by the SEC. "Beneficial ownership" is determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("1934 Act"). The directors and officers of the Fund own less than 1% of the outstanding shares of the Fund.

---------------------- ------------------------------------------------------- --------------------------------------
                                                                                AGGREGATE DOLLAR RANGE OF SHARES OF
                                                                                          ALL INVESTMENT
                                                                                         COMPANY SHARES IN
        NAME                        DOLLAR RANGE OF FUND SHARES*                          FUND COMPLEX**
---------------------- ------------------------------------------------------- --------------------------------------
Hardiman                                  $10,001-$50,000                                 $10,001-$50,000
---------------------- ------------------------------------------------------- --------------------------------------
Baker                                      Over $100,000                                   Over $100,000
---------------------- ------------------------------------------------------- --------------------------------------
Morris-Eck                                   $1-$10,000                                     $1-$10,000
---------------------- ------------------------------------------------------- --------------------------------------
Noell                                      Over $100,000                                   Over $100,000
---------------------- ------------------------------------------------------- --------------------------------------
Wilmerding                                 Over $100,000                                   Over $100,000
---------------------- ------------------------------------------------------- --------------------------------------

*  Valuation date is May 31, 2004.
** The Fund is the only investment company in the "Fund Complex."

BOARD COMPENSATION. Under the terms of the investment advisory agreement, the adviser paid the following fees to the directors during its most recently completed fiscal year.

----------------------- -------------------- -------------------------- --------------------- -----------------------
                                               PENSION OR RETIREMENT      ESTIMATED ANNUAL      TOTAL COMPENSATION
                                                                                                FROM FUND AND FUND
                             AGGREGATE       BENEFITS ACCRUED AS PART      BENEFITS UPON         COMPLEX PAID TO
         NAME              COMPENSATION*         OF FUND EXPENSES            RETIREMENT            DIRECTORS**
----------------------- -------------------- -------------------------- --------------------- -----------------------
Hardiman                      $12,500                   N/A                     N/A                  $12,500
----------------------- -------------------- -------------------------- --------------------- -----------------------
Baker                           $0                      N/A                     N/A                     $0
----------------------- -------------------- -------------------------- --------------------- -----------------------
Morris-Eck                    $12,500                   N/A                     N/A                  $12,500
----------------------- -------------------- -------------------------- --------------------- -----------------------
Noell                         $9,000                    N/A                     N/A                   $9,000
----------------------- -------------------- -------------------------- --------------------- -----------------------
Wilmerding                      $0                      N/A                     N/A                     $0
----------------------- -------------------- -------------------------- --------------------- -----------------------

* Prior to October 1, 2005, Mr. Hardiman was not deemed an "interested person" of the Fund within the meaning of the 1940 Act. Since such date, he has not received any compensation directly from the Fund for serving in the capacities described above. Prior to October 1, 2005, Messrs. Wilmerding and Baker were considered to be "interested persons" of the Fund and did not receive any compensation directly from the Fund for serving in the capacities described above prior to such date.
** The Fund is the only investment company in the "Fund Complex."

OFFICERS

The officers of the Fund, their ages, their length of term of office, and their principal occupations during the past five years are set forth below. Unless otherwise noted, the business address of each officer is SEI Investments Company, Oaks, Pennsylvania 19456. None of the officers receive compensation from the Fund for their services.

---------------------------- ------------- ------------ -------------------------- --------------- -------------------
                                                                                      NUMBER OF
                                             TERM OF                                PORTFOLIOS IN
                             POSITION(S)    OFFICE AND                               FUND COMPLEX         OTHER
                              HELD WITH     LENGTH OF    PRINCIPAL OCCUPATION(S)     OVERSEEN BY      DIRECTORSHIPS
  NAME, ADDRESS AND AGE      REGISTRANT    TIME SERVED   DURING PAST FIVE YEARS       DIRECTOR      HELD BY DIRECTOR
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
Timothy D. Barto             Vice          Indefinite;  SEI Investments since           N/A               N/A
One Freedom Valley Drive     President     Since 1/00   1999, General Counsel,
Oaks, PA 19456               and                        Vice President and
37                           Assistant                  Secretary of
                             Secretary                  Administration and
                                                        Adviser, present;
                                                        Associate, Dechert Price
                                                        & Rhoades (law firm),
                                                        1997-1999
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
Edward J. Veilleux           Vice          Indefinite;  President, EJV Financial        N/A               N/A
5 Brook Farm CT              President     Since 10/04  Services (consulting)
Hunt Valley, MD 21030        and Chief                  since 2002; Director,
61                           Compliance                 Deutsche Asset
                             Officer                    Management 1987-2002.
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
Michael Lawson+              Treasurer     Indefinite;  SEI Investments since           N/A               N/A
One Freedom Valley Drive     and Chief     Since 7/05   1998; Assistant Product
Oaks, PA 19456               Financial                  Manager, Pilgrim Baxter
44                           Officer                    & Associates
                                                       (2/98-10/98); Manager,
                                                       Funds Accounting, SEI
                                                       Investments (4/95-2/98);
                                                       Investment Accounting
                                                       Manger, PFPC
                                                       (11/92-4/95).
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
James Ndiaye                 Vice          Indefinite;  Joined SEI Investments          N/A               N/A
One Freedom Valley Drive     President     Since 11/04  in 2004.  Vice
Oaks, PA 19456               and                        President, Deutsche
36                           Assistant                  Asset Management,
                             Secretary                  2003-2004.  Associate,
                                                        Morgan, Lewis & Bockius
                                                        LLP, 2000-2003.
                                                        Assistant Vice
                                                        President, ING Variable
                                                        Annuities Group,
                                                        1999-2000.
---------------------------- ------------- ------------ -------------------------- --------------- -------------------

---------------------------- ------------- ------------ -------------------------- --------------- -------------------
                                                                                      NUMBER OF
                                             TERM OF                                PORTFOLIOS IN
                             POSITION(S)    OFFICE AND                               FUND COMPLEX         OTHER
                              HELD WITH     LENGTH OF    PRINCIPAL OCCUPATION(S)     OVERSEEN BY      DIRECTORSHIPS
  NAME, ADDRESS AND AGE      REGISTRANT    TIME SERVED   DURING PAST FIVE YEARS       DIRECTOR      HELD BY DIRECTOR
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
Philip Masterson             Vice          Indefinite;  Joined SEI Investments          N/A               N/A
One Freedom Valley Drive     President     Since 11/04  in 2004.  General
Oaks, PA 19456               and                        Counsel, Citco Mutual
41                           Assistant                  Fund Services,
                             Secretary                  2003-2004.  Vice
                                                        President and Associate
                                                        Counsel, Oppenheimer
                                                        Funds, 2001-2003. Vice
                                                        President and Assistant
                                                        Counsel,
                                                        OppenheimerFunds,
                                                        1997-2001.
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
Michael Pang                 Vice          Indefinite;  Joined SEI Investments          N/A               N/A
One Freedom Valley Drive     President     Since 2/05   in 2005.  Counsel,
Oaks, PA 19456               and                        Caledonian Bank &
33                           Assistant                  Trust's Mutual Funds
                             Secretary                  Group, 2004.  Counsel,
                                                        Permal Asset Management,
                                                        2001-2004.  Associate,
                                                        Schulte, Roth & Zebels
                                                        Investment Management,
                                                        2000-2001.  Staff
                                                        Attorney, U.S. SEC's
                                                        Regional Office,
                                                        1997-2000.
---------------------------- ------------- ------------ -------------------------- --------------- -------------------
Sofia Rosala                 Vice          Indefinite;  Corporate Counsel of the        N/A               N/A
One Freedom Valley Drive     President     Since 2/05   Administrator since
Oaks, PA 19456               and                        2004.  Compliance
31                           Assistant                  officer of SEI
                             Secretary                  Investments Company from
                                                        2001-2004.  Account &
                                                        Product Consultant, SEI
                                                        Private Trust Company,
                                                        1998-2001.
---------------------------- ------------- ------------ -------------------------- --------------- -------------------

+ Prior to Mr. Michael Lawson, Peter Golden served in the capacity of Treasurer and Chief Financial Officer. A meeting of the Board of Directors was held on July 26, 2005 at which time Mr. Golden's successor was elected.

CODE OF ETHICS

The board of directors of the Fund has adopted a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act. In addition, the investment adviser and SEI Investments Distribution Co. (the Distributor) have adopted Codes of Ethics pursuant to Rule 17j-1. These Codes of Ethics apply to the personal investing activities of directors, officers and certain employees (access persons). Rule

17j-1 and the Codes are reasonably designed to prevent unlawful practices in connection with the purchase or sale of securities by access persons. Under each Code of Ethics, access persons are permitted to engage in personal securities transactions but are required to report their personal securities transactions for monitoring purposes. In addition, certain access persons are required to obtain approval before investing in initial public offerings or private placements or are prohibited from investing in initial public offerings. Copies of these Codes of Ethics are on file with the SEC, and are available to the public.

INVESTMENT ADVISER

Brown Investment Advisory Incorporated (the "Adviser") is a wholly-owned subsidiary of Brown Investment Advisory & Trust Company, a trust company operating under the laws of Maryland. Brown Investment Advisory & Trust Company is a wholly-owned subsidiary of Brown Advisory Holdings Incorporated, a holdings company incorporated under the laws of Maryland in 1998. Prior to 1998, Brown Investment Advisory & Trust Company operated as a subsidiary of Bankers Trust under the name of Alex. Brown Capital Advisory & Trust Company. The Adviser and its affiliates have provided investment advisory and management services to clients for over 10 years. As of August 31, 2005, the Adviser and its affiliates had approximately $5.81 billion of assets under management.

The board of directors of the Fund, including a majority of the Independent Directors, approved an interim investment management agreement between the Fund and the Adviser on September 16, 2005 (the "Interim Advisory Agreement") effective October 1, 2005. The Interim Advisory Agreement will remain in place until a new investment management agreement is approved by shareholders of the Fund at a meeting scheduled to occur on or about December 30, 2005. Shareholders will also be asked at that time to approve the reorganization of the Fund into a newly-created shell series of the Forum Funds. Information regarding the proposed reorganization will be provided to shareholders prior to the meeting. The Interim Advisory Agreement is identical in all material respects - including fees to be paid by the Fund - to the investment management agreement that was in place with Nevis Capital Management LLC ("Nevis"), with the exception of the time periods covered by the agreements. The Interim Advisory Agreement provides for a termination date no greater that 150 days from the date of the termination of the investment management agreement with Nevis, or upon approval of a new investment management agreement by shareholders, whichever is shorter.

Under the Interim Advisory Agreement, the Adviser manages the Fund's investments subject to the supervision and direction of the Fund's board of directors. The Adviser is responsible for providing a continuous investment program for the Fund, including the provision of investment research and management with respect to all securities and investments and cash equivalents purchased, sold, or held by the Fund, and the selection of broker-dealers through which securities transactions for the Fund will be executed. In carrying out its responsibilities, the Adviser is required to act in conformance with the Fund's charter, the 1940 Act and the Investment Advisers Act of 1940, as amended.

Under the Interim Advisory Agreement, the Adviser is entitled to receive an investment advisory fee equal to 1.50% of Fund assets in connection with the performance of services under the investment management agreement with the Fund. The Adviser received no advisory fees from the Fund for the fiscal years ended May 31, 2003, 2004, or 2005. The Adviser has contractually agreed to pay all ordinary expenses incurred in the conduct of the Fund's operations. The Fund will bear any extraordinary expenses incurred in the course of its business. For purposes of the Interim Advisory Agreement, commissions related to the Fund's portfolio transactions are not considered operating expenses, but are instead considered "investment" expenses and will, therefore, be paid by the Fund.

In addition to receiving its advisory fee, the Adviser may also act and be compensated as investment manager for its clients with respect to assets that are invested in the Fund. In some instances, the Adviser may elect to credit against any investment management fee received from a client that is also a shareholder of the Fund an amount equal to all or a portion of the fee received by the Adviser from the Fund with respect to the client's assets invested in the Fund.

Prior to October 1, 2005, Nevis served as investment adviser to the Fund and managed the Fund's assets on a day-to-day basis. Nevis received an investment advisory fee equal to 1.50% of Fund assets in connection with the performance of services under the investment management agreement with the Fund. For the fiscal years ended May 31, 2003, 2004 and 2005, the investment advisory fees paid by the Fund to Nevis were $377,377, $528,144 and $365,562, respectively.

Nevis's predecessor firm, Nevis Capital Management, Inc., was founded in 1991 by David R. Wilmerding, III and Jon C. Baker to provide a vehicle for investing in a focused manner and was reorganized in 2001 as Nevis Capital Management LLC, a limited liability company. Nevis provides investment advisory services to institutional investors, as well as high net worth individual investors. Nevis acted as investment adviser to private accounts and investment company portfolios with aggregate assets of approximately $142.36 million as of August 31, 2005.

During 2004, Nevis and certain officers of Nevis paid $2 million in fines and interest to settle a public administrative and cease-and-desist proceeding initiated by the SEC relating to the allocation of initial public offerings by Nevis. The Fund was not a party to the SEC proceeding and did not pay any of the expenses or fines relating to this matter.

On September 16, 2005, the board of directors voted unanimously to terminate the advisory agreement with Nevis effective October 1, 2005.

PORTFOLIO MANGERS

This section includes information about the Fund's portfolio manager, including information about other accounts managed, the dollar range of Fund shares owned and how the portfolio manager is compensated.

COMPENSATION. Each portfolio manager receives a fixed base cash salary and a subjectively determined incentive bonus that takes into consideration a number of different factors including performance, client satisfaction and service, and the overall profitability of the firm and its business units. Portfolio managers that are members of Brown senior management also maintain a significant equity interest in Brown.

FUND SHARES OWNED BY THE PORTFOLIO MANAGERS. The following table shows the dollar amount range of the portfolio managers' "beneficial ownership" of shares of the Fund as of the end of the most recently completed fiscal year. Dollar amount ranges disclosed are established by the SEC. "Beneficial ownership" is determined in accordance with Rule 16a-1(a)(2) under the 1934 Act.

---------------------------------- -------------------------------------------------------------------------------------
NAME                                                               DOLLAR RANGE OF FUND SHARES*
---------------------------------- -------------------------------------------------------------------------------------
Timothy W. Hathaway                                                            None
---------------------------------- -------------------------------------------------------------------------------------
Christopher A. Berrier                                                         None
---------------------------------- -------------------------------------------------------------------------------------
Paul J. Chew                                                                   None
---------------------------------- -------------------------------------------------------------------------------------

* Valuation date is May 31, 2005.

OTHER ACCOUNTS. In addition to the Fund, the portfolio managers are responsible for the day-to-day management of certain other accounts, as listed below, none of which are subject to a performance based fee.

--------------------- -------------------------------- ---------------------------------- ------------------------------
                      REGISTERED INVESTMENT COMPANIES  OTHER POOLED INVESTMENT VEHICLES          OTHER ACCOUNTS
--------------------- -------------------------------- ---------------------------------- ------------------------------
                        NUMBER OF                        NUMBER OF                          NUMBER OF
        NAME             ACCOUNTS      TOTAL ASSETS       ACCOUNTS       TOTAL ASSETS       ACCOUNTS      TOTAL ASSETS
--------------------- --------------- ---------------- --------------- ------------------ -------------- ---------------
Timothy W. Hathaway         0               $0               0                $0                0              $0
--------------------- --------------- ---------------- --------------- ------------------ -------------- ---------------
Christopher A.              0               $0               0                $0                0              $0
Berrier
--------------------- --------------- ---------------- --------------- ------------------ -------------- ---------------
Paul J. Chew                0               $0               0                $0               10         $158 million
--------------------- --------------- ---------------- --------------- ------------------ -------------- ---------------

CONFLICTS OF INTEREST. The management of multiple accounts may result in a portfolio manager devoting unequal time and attention to the management of each account. Investment decisions for client accounts are also made consistent with a client's individual investment objective and needs. Accordingly, there may be circumstances when purchases or sales of securities for one or more client accounts will have an adverse effect on other clients. The Adviser may seek to manage such competing interests by: (1) having a portfolio manager focus on a particular investment discipline; (2) utilizing a quantitative model in managing accounts; and/or (3) reviewing performance differences between similarly managed accounts on a periodic basis to ensure that any such differences are attributable by differences in investment guidelines and timing of cash flows. The Adviser also maintains a Code of Ethics to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund.

If a portfolio manager identifies a limited investment opportunity that may be suitable for more than one client, the Fund may not be able to take full advantage of that opportunity due to an allocation of filled purchase or sale orders across all eligible accounts. To deal with these situations, the Adviser has adopted procedures for allocating portfolio transactions across multiple accounts.

With respect to securities transactions for clients, the Adviser determines which broker to use to execute each order. However, the Adviser may direct securities transactions to a particular broker/dealer for various reasons including receipt of research or participation interests in initial public offerings that may or may not benefit a Fund. To deal with these situations, the Adviser has adopted procedures to help ensure best execution of all client transactions.

Finally, the appearance of a conflict of interest may arises where there is an incentive, such as a performance based management fee, which relates to the management of certain but not all accounts for which a portfolio manager has day-to day management responsibilities. No account serviced by the Adviser pays an performance based management fee.

ADMINISTRATOR

SEI Investments Global Funds Services (the Administrator), One Freedom Valley Drive, Oaks, PA 19456, serves as the administrator for the Fund. SEI Investments Management Corporation, a wholly-owned subsidiary of SEI Investments Company, is the owner of all beneficial interest in the Administrator.

Pursuant to an administration agreement between the Administrator and the Fund, the Administrator has agreed to provide certain fund accounting and administrative services to the Fund, including among other services, accounting relating to the Fund and its investment transactions; computing daily net asset values; monitoring the investments and income of the Fund for compliance with applicable tax laws; preparing for execution and filing federal and state tax returns, and semi-annual and annual shareholder reports; preparing monthly financial statements including a schedule of investments; assisting in the preparation of registration statements and other filings related to the registration of shares; coordinating contractual relationships and communications between the Fund's investment adviser and custodian; preparing and maintaining the Fund's books of account, records of securities transactions, and all other books and records in accordance with applicable laws, rules and regulations (including, but not limited to, those records required to be kept pursuant to the 1940 Act); and performing such other duties related to the administration of the Fund as may be agreed upon in writing by the parties to the respective agreements.

Compensation for the services and facilities provided by the Administrator under its administration agreement with the Fund includes payment of the Administrator's out-of-pocket expenses. The Administrator's reimbursable out-of-pocket expenses include, but are not limited to, postage and mailing, telephone, telex, Federal Express, independent pricing service charges, and record retention/storage.

For the fiscal years ended May 31, 2003, May 31, 2004 and May 31, 2005, the administration fees paid to the Administrator were $117,696, $120,000 and $119,997, respectively.

DISTRIBUTOR

The Distributor, located at One Freedom Valley Drive, Oaks, PA 19456, serves as the principal underwriter and distributor for the Fund's shares pursuant to a distribution agreement with the Fund. The distribution agreement was initially approved by the Fund's board of directors. The Distributor is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. The Distributor is an indirect wholly-owned subsidiary of SEI Investments Company.

The Distributor offers shares of the Fund continuously and has agreed to use its best efforts to solicit purchase orders for shares. The Distributor is not obligated to sell any specific amount of shares of the Fund. The Distributor bears all expenses of providing services pursuant to its distribution agreement with the Fund. The Fund bears the expenses of registering its shares with the SEC and with applicable state regulatory authorities.

The distribution agreement will remain in effect for two years from the date of its initial execution and from year to year thereafter, so long as such continuance is specifically approved at least annually by the Fund's board of directors or by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and by the vote of a majority of the directors who are not parties to the agreement or "interested persons" of any such party (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval. The agreement may be terminated by either the Fund or the Distributor on 60 days' written notice. It will terminate automatically in the event of its assignment (as defined in the 1940 Act).

                          DESCRIPTION OF CAPITAL STOCK

The Fund is authorized to issue 100,000,000 shares of Common Stock, par value $.01 per share. The board of directors may increase or decrease the number of authorized shares without shareholder approval.

The Fund's charter provides for the establishment of separate series and separate classes of shares by the board of directors at any time. In the event series of shares are established, each series would be managed separately and shareholders of each series would have an undivided interest in the net assets of that series. For tax purposes, the series will be treated as separate entities. In the event additional classes of shares are established, each class of shares issued generally will be identical to every other class and expenses of the Fund or a series thereof (other than any fees or expenses attributable to a particular class) would be prorated among all classes based upon relative net assets.

All shares of the Fund, regardless of class or series, have equal rights with respect to voting, except that the holders of a particular class or series of shares are not entitled to vote on any matter which does not affect any interest of that class or series. All classes and series of Fund shares vote together as a single class, except as otherwise required by applicable law. Shareholders of the Fund do not have cumulative voting rights, and therefore the holders of more than 50% of the outstanding shares voting together for election of directors may elect all the members of the Fund's board of directors. In such event, the remaining holders cannot elect any members of the board of directors.

There are no preemptive, conversion, or exchange rights applicable to any shares of the Fund. The outstanding shares are fully paid and non-assessable. In the event of liquidation or dissolution of the Fund, each share is entitled to its portion of the Fund's assets (or the assets allocated to a separate series of shares if there is more than one series) after all debts and expenses have been paid.

As of September 1, 2005, the following persons were the only persons who were record owners (or to the knowledge of the Fund, beneficial owners) of 5% and 25% or more of the shares of the Fund. Persons who owned of record or beneficially more than 25% of the Fund's outstanding shares may be deemed to control the Fund within the meaning of the 1940 Act. The Fund believes that most of the shares referred to below were held by the below persons in accounts for their fiduciary, agency or custodial customers:

        Charles Schwab & Co., Inc., as custodian                        28.34%
        101 Montgomery Street
        San Francisco, CA 94104

        Pershing LLC                                                     9.90%
        P.O. Box 2052
        Jersey City, NJ 07303-9998

                                 TRANSFER AGENT

Citigroup Global Transaction Services, Two Portland Square, Portland, ME 04101, serves as the transfer agent for the Fund.

                                    CUSTODIAN

Wachovia Bank, N.A., located at 123 South Broad Street, Philadelphia, PA 19103, serves as the custodian to the Fund.

                                  LEGAL COUNSEL

Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, serves as counsel to the Fund.

                                     EXPERTS

The financial statements of the Fund for the year ended May 31, 2005 have been
audited by [                               ]  independent registered public
accounting firm, as indicated in their report with respect thereto, and is hereby incorporated by reference herein in reliance upon the authority of said firm as experts in auditing. The financial statements of the Fund for the years ended May 31, 2004, 2003 and 2002 incorporated by reference into this SAI, have
been audited by [        ] independent registered public accounting firm. The
financial statements for the year ended May 31, 2001 has been audited by other auditors and are included in the Fund's annual report.

                     BROWN INVESTMENT ADVISORY INCORPORATED
                      PROXY VOTING PROCEDURES AND POLICIES
                              THE NEVIS FUND, INC.

                            AS OF SEPTEMBER 16, 2005


I.       GENERAL STATEMENT

         Brown Investment Advisory Incorporated (the "Adviser") has discretion to vote the proxies received by The Nevis Fund, Inc. (the "Fund"). Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. The Adviser will vote those proxies in the best interest of the Fund's shareholders and in accordance with these procedures and policies.

         The Adviser shall periodically inform its employees (i) that they are under an obligation to be aware of the potential for conflicts of interest on the part of the Adviser with respect to voting proxies on behalf of the Fund, both as a result of the employee's personal relationships and due to circumstances that may arise during the conduct of the Adviser's business, and
(ii) that employees should bring conflicts of interest of which they become aware to the attention of the management of the Adviser.

         The Adviser shall be responsible for coordinating the delivery of proxies by the Fund's custodian to the Adviser or to an agent of the Adviser.

II.      POLICIES AND PROCEDURES FOR VOTING PROXIES

         In its role as investment adviser to the Fund, Adviser has adopted these proxy voting procedures and policies. To the extent that the procedures/policies do not cover potential voting issues with respect to proxies received by the Fund, the Fund has delegated to the Adviser the authority to act on its behalf to promote the Fund's investment objectives.

         These Policies summarize the Adviser's positions on various issues of concern to investors in issuers of publicly-traded voting securities, and give guidance about how each Adviser should vote the Fund's shares on each issue raised in a proxy statement. These Policies are designed to reflect the types of issues that are typically presented in proxy statements for issuers in which the Fund may invest; they are not meant to cover every possible proxy voting issue that might arise. Accordingly, the specific policies and procedures listed below are not exhaustive and do not address all potential voting issues or the intricacies that may surround specific issues in all cases. For that reason, there may be instances in which votes may vary from these Policies.

         A.       Routine Matters

         As the quality and depth of management is a primary factor considered when investing in an issuer, the recommendation of the issuer's management on any issue will be given substantial weight. The position of the issuer's management will not be supported in any situation where it is determined not to be in the best interests of the Fund's shareholders.

                  (1) Election of Directors. Proxies should be voted for a management-proposed slate of directors unless there is a contested election of directors or there are other compelling corporate governance reasons for withholding votes for such directors. Management proposals to limit director liability consistent with state laws and director indemnification provisions should be supported because it is important for companies to be able to attract qualified candidates.

                  (2) Appointment of Auditors. Management recommendations will generally be supported.

                  (3) Changes in State of Incorporation or Capital Structure. Management recommendations about reincorporation should be supported unless the new jurisdiction in which the issuer is reincorporating has laws that would materially dilute the rights of shareholders of the issuer. Proposals to increase authorized common stock should be examined on a case-by-case basis. If the new shares will be used to implement a poison pill or another form of anti-takeover device, or if the issuance of new shares could excessively dilute the value of outstanding shares upon issuance, then such proposals should be evaluated to determine whether they are in the best interest of the Fund's shareholders.

         B.       Non-Routine Matters

                  (1) Corporate Restructurings, Mergers and Acquisitions. These proposals should be examined on a case-by-case basis.

                  (2) Proposals Affecting Shareholder Rights. Proposals that seek to limit shareholder rights, such as the creation of dual classes of stock, generally should not be supported.

                  (3) Anti-takeover Issues. Measures that impede takeovers or entrench management will be evaluated on a case-by-case basis taking into account the rights of shareholders and the potential effect on the value of the company.

                  (4) Executive Compensation. Although management recommendations should be given substantial weight, proposals relating to executive compensation plans, including stock option plans, should be examined on a case-by-case basis to ensure that the long-term interests of management and shareholders are properly aligned.

                  (5) Social and Political Issues. These types of proposals should generally not be supported if they are not supported by management unless they would have a readily-determinable, positive financial effect on shareholder value and would not be burdensome or impose unnecessary or excessive costs on the issuer.

         C.       Conflicts of Interest

         The Adviser is responsible for maintaining procedures to identify conflicts of interest in voting proxies on behalf of the Fund. A "conflict of interest" includes, for example, any circumstance when the Adviser or one or more of its affiliates (including officers, directors and employees) knowingly does business with, receives compensation from, or sits on the board of, a particular issuer or closely affiliated entity, and, therefore, may appear to have a conflict of interest between its own interests and the interests of Fund shareholders in how proxies of that issuer are voted.

         If the Adviser determines that it has a conflict of interest with respect to voting proxies on behalf of the Fund, then the Adviser shall contact the Chairman of the Board. In the event that the Chairman determines that he has a conflict of interest, the Chairman shall submit the matter for determination to another member of the Board who is not an "interested person" of the Fund, as defined in the Investment Company Act of 1940, as amended. In making a determination, the Chairman will consider the best interests of Fund shareholders and may consider the recommendations of the Adviser or independent third parties that evaluate proxy proposals. The Adviser will vote the proposal according the determination and maintain records relating to this process.

         D.       Abstention

          The Adviser may abstain from voting proxies in certain circumstances. The Adviser may determine, for example, that abstaining from voting is appropriate if voting may be unduly burdensome or expensive, or otherwise not in the best economic interest of the Fund's shareholders, such as when foreign proxy issuers impose unreasonable or expensive voting or holding requirements or when the costs to the Fund to effect a vote would be uneconomic relative to the value of the Fund's investment in the issuer.

III.     RECORDKEEPING

         The Fund's management team or its staff will maintain files relating to the Adviser's proxy voting procedures in an easily accessible place. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of the Adviser. Records of the following will be included in the files:

         A. Copies of the proxy voting procedures and policies, and any amendments thereto.

         B. A copy of each proxy statement that the Adviser receives, provided however that the Adviser may rely on obtaining a copy of proxy statements from the SEC's EDGAR system for those proxy statements that are so available.

         C. A record of each vote that the Adviser casts.

         D. A copy of any document the Adviser created that was material to making a decision how to vote proxies, or that memorializes that decision, including the resolution of any conflict.

         E. A copy of each written client request for information on how the Adviser voted such client's proxies, and a copy of any written response to any (written or oral) client request for information on how the Adviser voted its proxies.

IV.      DISCLOSURE

         A. The Adviser will disclose in its Form ADV Part II that its clients may contact the Adviser, by toll-free telephone number in order to obtain information on how the Adviser voted such client's proxies, and to request a copy of these procedures and policies. If a client requests this information, the Compliance Officer will prepare a written response to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer, (2) the proposal voted upon and (3) how the Adviser voted the client's proxy.

         B. A concise summary of these Proxy Voting Procedures and Policies will be included in the Adviser's Form ADV Part II, and will be updated whenever these procedures and policies are amended. The Adviser will arrange for the Form ADV to be updated and for these policies and procedures to be made available upon request.